Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com
PROGENICS PHARMACEUTICALS ANNOUNCES
STRATEGIC FOCUS ON ONCOLOGY

— Highlights actions resulting from strategic review —

— Conference call and webcast today at 8:30 a.m. ET —

Tarrytown, NY, September 15, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced strategic, operational, organizational and financial changes resulting from a review of its business. These changes will increase the focus and efficiency of the company, reduce expenditures and build on the Company’s strengths to the benefit of shareholders, patients and employees.

Key elements include:

Strategy. Progenics will focus on oncology, building on its PSMA ADC clinical program and its multiplex kinase inhibitor research program. The Company plans to increase the financial resources and personnel it dedicates to these programs and will seek to in-license complementary opportunities in the oncology space. The Company will discontinue its efforts in virology and infectious diseases and seek to out-license those programs.

Operations. Progenics will close its cGMP manufacturing facility.

Organization. Progenics will reduce headcount by 38, or approximately 26%, of its staff. This reduction arises from the closing of the manufacturing facility, discontinuation of work in virology and infectious diseases, and the completion of development activities by the Company relating to RELISTOR®. Development and commercialization activities and related expenses for RELISTOR have been assumed by Salix Pharmaceuticals, which licensed rights earlier this year. The Company will make changes in its management and governance processes to improve the timeliness and quality of its decision-making and to expedite the implementation of decisions once made.

Finance. Progenics estimates that annual expenses will be reduced by approximately $7.5 million as a result of these actions.

Mark R. Baker, Progenics’ chief executive officer, said, “The actions we are announcing today are the result of an intensive strategic review process that I initiated upon becoming CEO earlier this year. Progenics will be a stronger company for taking these steps.

“We have enhanced our focus. We had been operating across too many therapeutic areas and became spread too thin. As a result, our resources and attention were divided in a way that caused inefficiencies, and blocked us from maximizing the potential of our programs. We have elected to concentrate on oncology, where we can be among the best and bring needed therapies to a growing market. We already have excellent research and clinical capabilities in oncology and expect that our expertise and commitment will allow us to attract new opportunities in that field.

“Progenics will be leaner, more nimble and more decisive. The initiatives announced today will reduce expenses. We made painful decisions as a part of this strategic evaluation. Eliminating jobs is very difficult, as much as I believe it to be necessary for the Company’s success. We thank our colleagues who have been affected for their dedication, talent and hard work.”

Conference Call and Webcast

Progenics will discuss the outcome of its strategic review initiative in a conference call today at 8:30 a.m. EDT. To participate, please dial 877-250-8891 (domestic) or 708-290-1145 (international) and reference conference ID 99845177. You also may listen to the live webcast on the Events section of the Progenics website, and an archived replay will be available from 12:00 p.m. EDT today through September 22 by telephoning 800-871-9012, extension 194206# (domestic) or 641-715-3900 (international) and entering extension 869916#.

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y., is a biopharmaceutical company focused on innovative therapeutics for patients suffering from cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Regulatory approval is pending for use of RELISTOR by patients with chronic, non-cancer pain. A phase 3 clinical trial of an oral formulation of methylnaltrexone completed enrollment in mid-2011.

About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed to manage pain in patients with advanced illness. Constipation commonly occurs in palliative-care patients receiving opioid therapy for pain. RELISTOR (methylnaltrexone bromide) Subcutaneous Injection is the first approved medication that specifically targets the underlying cause of OIC in these patients, when response to laxatives has been insufficient. Opioids relieve pain by specifically interacting with mu-opioid receptors within the brain and spinal cord. However, opioids also interact with mu-opioid receptors found outside the central nervous system, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating. RELISTOR is a peripherally acting mu-opioid receptor antagonist that decreases the constipating effects of opioid pain medications without affecting their ability to relieve pain. RELISTOR selectively displaces opioids from the mu-opioid receptors outside the CNS, including those located in the gastrointestinal tract, thereby decreasing their constipating effects. Because of its chemical structure, RELISTOR does not affect opioid-mediated analgesic effects on the CNS.

RELISTOR Subcutaneous Injection is approved in the United States for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 27 member states of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of opioid-induced constipation in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of opioid-induced constipation in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals and Ono Pharmaceutical from Progenics Pharmaceuticals.

For more information about RELISTOR, please visit www.RELISTOR.com.

Important Safety Information for RELISTOR

RELISTOR is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician. Use of RELISTOR has not been studied in patients with peritoneal catheters.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract: (e.g., stomach, duodenum, colon).

Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

Note Regarding Forward-Looking Statements

The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-G)

Editors Note:
For more information, please visit www.progenics.com.
For more information about RELISTOR, please visit www.RELISTOR.com.